Exhibit 10.3

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), which shall become effective in accordance with Section 10.1, is entered into by and between DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation, with a place of business located at 2100 Powell Street, Suite 900, Emeryville, CA 94608, USA (“Dynavax”), and VALNEVA SCOTLAND LIMITED, a company organized under the laws of Scotland, with its principal place of business at Oakbank Park Rd, Livingston EH53 0TG, United Kingdom (“Purchaser”), and VALNEVA AUSTRIA GMBH, a company registered in Austria (company number FN 389960 x /HG Wien) whose registered address is at Campus Vienna Biocenter 3, 1030 Vienna, Austria (“Valneva Austria”). Dynavax and Purchaser may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Dynavax, a biopharmaceutical company, has developed a proprietary toll-like receptor 9 (TLR9) agonist adjuvant known as CpG 1018;

WHEREAS, Purchaser is a specialty vaccine company engaged in the development, manufacture and commercialization of vaccines for the prevention of diseases with major unmet medical needs; and

WHEREAS, Valneva has developed a proprietary vaccine for the prevention of COVID-19, the disease caused by SARS-CoV-2 and Valneva Austria wishes to undertake clinical testing of and commercialize that vaccine initially in the UK under an agreement with the UK Government.

WHEREAS Purchaser wishes to purchase and use Dynavax’s proprietary adjuvant for the purposes of commercialisation of Purchaser’s vaccine and Dynavax wishes to supply specified quantities of such adjuvant to Purchaser for such use, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to any Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but for only so long as such control exists. As used in this Section 0, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

CONFIDENTIAL

1.2 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended (the “FCPA”), the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, the UK Bribery Act 2010, as amended, and any subordinate legislation made under the FCPA or the UK Bribery Act 2010 from time to time together with any guidance and/or codes of practice issued by the relevant government department concerning the legislation, and any other Applicable Laws of similar effect, and the related regulations and published interpretations thereunder. “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, or other requirements of any Government Authority having jurisdiction over or related to the subject item or activity or Party.

1.3 “Batch” means the specific quantity of CpG Material produced in a single manufacturing production run.

1.4 “Bioequivalent Version” means, with respect to the CpG Adjuvant, [***].

1.5 “Biosimilar Version” means, with respect to a Product that is being sold in a country or regulatory jurisdiction worldwide (the “Reference Product”), a biopharmaceutical product sold by a Third Party (other than a Third Party acting on behalf of or in concert with Purchaser or Dynavax or any Affiliate or sublicensee or assignee of Dynavax or Purchaser) in such country or regulatory jurisdiction worldwide that through reference to the regulatory approval of the Reference Product, is eligible for and has achieved regulatory approval in such country or regulatory jurisdiction pursuant to an abbreviated follow-on biological approval pathway established by the regulatory authority in such country or regulatory jurisdiction pursuant to the applicable law, or otherwise is approved for marketing and sale in such country or regulatory jurisdiction by an abridged procedure in reliance, in whole or in part, on the prior regulatory approval of the Reference Product or on the safety and efficacy data generated for the prior regulatory approval (in such country or regulatory jurisdiction) of the Reference Product, including any such biopharmaceutical product that (i) with respect to such biopharmaceutical product in the United States, has been approved as a biosimilar or interchangeable product by the FDA pursuant to 42 U.S.C. § 262 of the Public Health Service Act, (ii) with respect to such biopharmaceutical product subject to the regulatory jurisdiction of the EMA, has been approved as a similar biological medicine product by EMA as described in CHMP/437/04, issued 30 October 2005, as may be amended, or any subsequent or superseding law, statute or regulation or (iii) with respect to such biopharmaceutical product outside the United States and in a country which is not subject to the regulatory jurisdiction of the EMA, has otherwise obtained Regulatory Approval from a regulatory authority pursuant to similar statutory or regulatory requirement as that described in the foregoing subsections (i) and (ii) in such other country or regulatory jurisdiction.

1.6 “Business Day” means each day of the week excluding Saturday, Sunday, and a day on which banking institutions in San Francisco, CA, USA, Edinburgh, Scotland or Vienna, Austria, are closed.

CONFIDENTIAL

1.7 “Calendar Quarter” means each of the three (3) month periods ending March 31 (“Q1”), June 30 (“Q2”), September 30 (“Q3”), and December 31 (“Q4”); except that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30, and December 31 thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.8 “Calendar Year” means each successive period of twelve (12) consecutive calendar months ending on December 31; except that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the calendar year in which the Effective Date falls, and (b) the final Calendar Year of the Term shall end on the last day of the Term.

1.9 “Certificate of Analysis” means the written certification specifying that the relevant analytical test results confirm that a specific Batch of CpG Material delivered complies with the applicable Specifications.

1.10 “Certificate of Conformance” means the written certification specifying that a specific Batch of CpG Material delivered meets the applicable Specifications and that such Batch has been manufactured in compliance with GMP.

1.11 “CMO” means contract manufacturing organization.

1.12 “Collaboration Agreements” means (i) the Clinical Collaboration Agreement dated 31 July 2020 between Dynavax and Valneva Austria, and (ii) the Collaboration Agreement dated 15 April 2020 between Dynavax and Valneva Austria, as amended by Amendment No. 1 dated 29 July 2020; in each case, as amended from time to time.

1.13 “Confidential Information” means all non-public information owned or controlled by one Party or any of its Affiliates (together, the “Disclosing Party”) and disclosed or made available to the other Party or any of its Affiliates (together, the “Receiving Party”) in connection with this Agreement. For clarity, all Dynavax Know-How is the Confidential Information of Dynavax, and the terms of this Agreement shall be deemed the Confidential Information of both Parties.

1.14 “Cost per Dose” means the purchase price for one Dose of CpG Material based on the Dose Assumption, as set forth in Exhibit C. For clarity, the Cost per Dose is determined based on the actual quantity of CpG Material included within a Dose. In addition to the Cost per Dose based on the Dose Assumption, Exhibit C also includes the Cost per Dose based on a Dose containing [***] mg and [***] mg of CpG Material.

1.15 “COVID-19” means the disease caused by SARS-CoV-2.

1.16 “CpG Adjuvant” means Dynavax’s proprietary toll-like receptor 9 (TLR9) agonist adjuvant referred to by Dynavax as CpG 1018, as described in more detail in Exhibit A.

1.17 “CpG Material” means the CpG Adjuvant [***], as described in more detail in Exhibit A.

CONFIDENTIAL

1.18 “CTA” means a clinical trial authorisation filed with the applicable Regulatory Authority in a country or jurisdiction, which application is required to commence human clinical trials in the applicable country or jurisdiction.

1.19 “Disclosing Party” has the meaning set forth in Section 1.13.

1.20 “Dose” means the quantity (in milligrams) of CpG Material used in a single unit of Product, net of any overage.

1.21 “Dose Assumption” means the quantity, in milligrams, of CpG Material that the Parties expect to be included within a single Dose, which as of the Effective Date is [***] mg.

1.22 “Dynavax Know-How” means all Know-How owned or controlled by Dynavax as of the Effective Date or during the Term that is necessary for the use, sale, offer for sale, export, or import, of the CpG Material as incorporated into any Product.

1.23 “Dynavax Patents” means any and all Patents owned or controlled by Dynavax as of the Effective Date or during the Term that claim any Dynavax Know-How or the CpG Material, including the composition or any formulation thereof and any method of making or using CpG Material.

1.24 “Dynavax Technology” means the Dynavax Know-How and Dynavax Patents, including Dynavax Foreground IP.

1.25 “Export Control Laws” means (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any goods by any country or organization or nation within the jurisdiction of which either Party operates or does business.

1.26 “Facility” means the facility [***], which is located at [***], or, with [***].

1.27 “FDA” means the U.S. Food and Drug Administration or its successor.

1.28 “Field” means the prevention, treatment, or amelioration of COVID-19 in humans.

1.29 “GMP” means the then-current good manufacturing practices applicable to the manufacture of CpG Material under Applicable Laws, including, (a) U.S. 21 C.F.R. Parts 210 and 211 and 21 C.F.R. Parts 600-610, and (b) (i) Directive 2003/94/EC laying down the principles and

CONFIDENTIAL

guidelines of good manufacturing practice in respect of Medicinal Products for human use and investigational Medicinal Products for human use, (ii) Directive 2001/83/EC laying down the principles and guidelines of good manufacturing practice for Medicinal Products; (iii) further guidance as published by the European Commission in Volume 4 (Good Manufacturing Practice) of “The Rules Governing Medical Products in the European Union” and (iv) ICH Q7 Guideline “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”.

1.30 “Government Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

1.31 “Know-How” means any and all data, inventions, methods, proprietary information, processes, trade secrets, techniques and technology, whether patentable or not, but which are not known to the public, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and assay information, procedures, designs for experiments and tests, technology, instrumentation, devices, regulatory filings, constructs, compounds, plans, diagrams, drawings, manufacturing practices, methods, models, knowledge, technology, and data (including formulation data), quality control data (including drug stability data), and descriptions, and any other type of information, in any form whatsoever.

1.32 “Pandemic” means the COVID-19 pandemic as declared by the World Health Organization.

1.33 “Patents” means any and all: (a) patents and patent applications (with the term patent being deemed to include an inventor’s certificate and application therefor, and utility model and design model patents and applications), (b) any foreign counterparts thereof, (c) all divisionals, continuations, continuations in part thereof, (d) all patents issuing on any of the foregoing, and any foreign counterparts thereof, and (e) all registrations, reissues, re-examinations (including resulting post-grant amendments to a granted patent), renewals, supplemental protection certificates, substitutions, revalidations, and extensions, supplementary protection certificates, and foreign equivalents of any of the foregoing.

1.34 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.35 “Product” means any pharmaceutical product containing or comprising [***].

1.36 “Purchase Order” means each purchase order submitted by Purchaser for Doses of CpG Material.

1.37 “Quality Agreement” has the meaning set forth in Section 4.1.

CONFIDENTIAL

1.38 “[***] Costs” mean all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of [***] and its Affiliates [***], include (a) the costs and expenses of [***], including [***], (b) the costs and expenses [***], (c) the costs and expenses of [***], and (d) any [***] due to [***].

1.39 “Receiving Party” has the meaning set forth in Section 1.13.

1.40 “Regulatory Approval” means, with respect to a country or other regulatory jurisdiction, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, or sale of a pharmaceutical product in such country or other jurisdiction.

1.41 “Regulatory Authority” means any Government Authority that has responsibility over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA in the U.S.

1.42 “Rolling Forecast” has the meaning set forth in Section 2.2(a).

1.43 “Senior Officer” means, with respect to Dynavax, the Chief Executive Officer or his/her designee, and with respect to Purchaser, the Chief Executive Officer or his/her designee.

1.44 “Specifications” means the written specifications for the CpG Material, as set forth in the Quality Agreement.

1.45 “Term” has the meaning set forth in Section 10.1.

1.46 “Third Party” means any entity other than Dynavax or Purchaser or an Affiliate of Dynavax or Purchaser.

1.47 “U.S.” means the United States of America, including its territories and possessions (including Puerto Rico).

1.48 “Vaccine” means Purchaser’s VLA2001 inactivated, whole-virus SARS-CoV-2 vaccine candidate and, for the avoidance of doubt, does not include the CpG Adjuvant.

1.49 “Vaccine Formulation” means the formulation containing the Vaccine and further excipients but not the CpG Adjuvant.

1.50 “Vaccine Supply Agreement” has the meaning set forth in Section 3.1.

1.51 “Valneva” means the Purchaser, Valenva Austria GmbH and any Affiliate of those parties.

CONFIDENTIAL

ARTICLE 2

CPG MATERIAL SUPPLY

2.1 Purchase and Sale. Pursuant to the terms and conditions of this Agreement, during the Term, (a) Dynavax (either itself or, in accordance with the provisions of this Agreement, through its Affiliates or Third Party CMOs) shall manufacture and supply the CpG Material to Purchaser in such quantities as are determined in accordance with this Article 2, for use in the manufacture of the Product for commercialization, manufacture and supply in the Field, and (b) subject to Dynavax complying with its obligations under the preceding clause (a) and meeting all of Purchaser’s and its Affiliates requirements for CpG Adjuvant, as set out under this Agreement, Purchaser shall purchase from Dynavax all of Purchaser’s and its Affiliates’ requirements for CpG Adjuvant for such purpose and shall not procure or purchase, or attempt to procure or purchase, the CpG Adjuvant [***] from any Third Party.

2.2 Initial Commitments and Orders.

(a) Committed Volumes. Subject to Section 2.5 below, Purchaser will submit binding Purchase Orders for, purchase, and pay for, and Dynavax will supply, [***] Doses (based on the Dose Assumption plus a [***] overage) of CpG Material for delivery as set out in the table below:

Number of Doses ([***] mg)	First payment		Amount		Order deadline		Amount paid on order deadline		Delivery date		Amount paid on delivery date
[***]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

[***]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

[***]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

(b) Indicative Volumes. Purchaser anticipates that it may purchase the amounts set out below (each an “Indicative Amount”).

	Indicative Amount ([***] mg Doses)		1st Reserv. Fee Deadline		1st Reserv.		2nd Reserv. Fee Deadline		2nd Reserv.		Purchase Order Deadline		Purchase Order Payment		Delivery Deadline		Delivery Payment
Follow On Amount	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

1st Additional Amount	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

2nd Additional Amount	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

3rd Additional Amount	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

CONFIDENTIAL

(c) If the Purchaser places a Purchase Order, for any Indicative Amounts (which order shall, in the case of any of the 1st, 2nd or 3rd Additional Amounts, specify the precise volume being ordered) by the relevant Purchase Order Deadline, that order shall be a binding Purchase Order and Dynavax shall supply the relevant amount for delivery by the relevant date.

(d) Reservation Fees. In respect of any Indicative Amount:

(i) if the Purchaser on or before the 1st Reservation Fee Deadline places a Purchase Order for that Indicative Amount, no Reservation Fee will be payable, but Purchaser shall pay for that Indicative Amount, or if the Purchaser on or before the 1st Reservation Fee Deadline notifies Dynavax in writing that it will not place a Purchase Order (“Confirmation of No Purchase Notice”), no Reservation Fee will be payable;

(ii) otherwise:

(1) the Purchaser shall pay the 1st Reservation Fee on the first Business Day after the 1st Reservation Fee Deadline and if the Purchaser places a Purchase Order for that Indicative Amount or serves a Confirmation of No Purchase Notice on or before the 2nd Reservation Fee Deadline, no Second Reservation Fee will be payable; and

(2) if the Purchaser neither places a Purchase Order for that Indicative Amount nor serves a Confirmation of No Purchase Notice on or before the 2nd Reservation Fee Deadline, the Purchaser shall pay the 2nd Reservation Fee on the first Business Day after the 2nd Reservation Fee Deadline;

(e) Status of Reservation Fees. If the Purchaser becomes liable to pay, and does pay, a Reservation Fee, Purchaser must place a Purchase Order in respect of the relevant amount on or before the relevant Order Deadline in order to retain the right to purchase such amount, and if the Purchaser does not submit a Purchase Order in respect of such amount on or before such Order Deadline, the Purchaser shall forfeit the Reservation Fee paid and the right to purchase such amount. If the Purchaser becomes liable to pay, and does pay, a Reservation Fee, and subsequently places a Purchase Order in respect of the relevant amount on or before the relevant Order Deadline, the amount of the Reservation Fee paid shall be deemed to be a pre-payment of the aggregate Cost per Dose of the relevant amount and shall be deducted from any subsequent payments of that aggregate Cost per Dose.

All Purchase Orders are subject to Purchaser’s cancellation rights set forth in Section 2.5 below.

CONFIDENTIAL

2.3 Further Forecasts and Orders

(a) Rolling Forecast. On or before the first (1st) Business Day of each Calendar Quarter during the Term, Purchaser may provide to Dynavax a rolling forecast of any quantity of Doses of CpG Material beyond those referred to in Section 2.2 that Purchaser plans to order for delivery during the following [***] Calendar Quarters (each, a “Rolling Forecast”). Each Rolling Forecast shall be [***].

(b) Further Purchase Orders. Within [***] days of receiving each Rolling Forecast, Dynavax shall indicate whether it has the capacity to meet, and is willing to supply, any or all of the requirements set out in that forecast and, if so, the amount of the requirements in such forecast that it is willing to supply; provided, however, that even if Dynavax has available capacity, it shall have no obligation to make such capacity or any portion thereof available to Purchaser. To the extent Dynavax indicates that it has the capacity, and is willing, to supply, any or all of the requirements set out in that forecast, the Purchaser may within a further period of [***] days place a Purchase Order for the indicated amount, and Dynavax shall accept or reject such Purchase Order in writing within [***] Business Days after its receipt of such Purchase Order. Upon Dynavax’s acceptance of such Purchase Order, such Purchase Order, subject to Purchaser’s cancellation rights set forth in Section 2.5, shall be a binding commitment of the Purchaser to purchase and Dynavax to supply such amount in accordance with such Purchase Order.

2.4 Delivery Terms.

(a) Delivery and Shipping Terms. Each Purchase Order will specify the delivery date(s) for the Doses ordered, provided that the specified delivery date shall be a date no sooner than, in the case of [***] Doses of the first [***] Doses of the Committed Volumes under Section 2.2(a), [***] months from the date of such Purchase Order, and in the case of all other Purchase Orders, [***] months from the date of such Purchase Order (“Delivery Timeline”). Dynavax shall package and label all CpG Material in accordance with Applicable Laws and deliver all CpG Material FCA (INCOTERMS 2020) the Facility, and title and risk of loss shall pass from Dynavax to Purchaser upon the CpG Material being loaded onto the carrier’s collecting vehicle at the Facility, cleared for export. Purchaser shall be responsible for obtaining all licenses or other authorizations for the import of such shipments, for all freight, handling, insurance, and shipping expenses for such shipments, and shall be the importer of record and responsible for all duties and taxes for import of such shipments. Dynavax shall be responsible for obtaining all licenses or other authorizations for the export of such shipments, and Purchaser shall pay or reimburse Dynavax for all duties and taxes for the export of such shipments. At Purchaser’s request, Dynavax shall provide to Purchaser such information as Purchaser may reasonably request to assist Purchaser in obtaining any licenses or other authorizations necessary for the import of such shipments.

(b) [***]. Ahead of Regulatory Approval of the Product, Dynavax will use commercially reasonable efforts to ensure that the CpG Materials shall, at the time of delivery in accordance with Section 2.4(a), [***].

(c) Separate Contracts. Each Purchase Order will constitute a separate contract for the supply of CpG Material under the terms of this Agreement (and excluding all other terms and conditions, including any set out or referred to in any Purchase Order or acceptance thereof). In the event of a conflict between a Purchase Order (including any acceptance thereof) and the terms of this Agreement, the terms of this Agreement will govern.

CONFIDENTIAL

2.5 Cancellation of Accepted Purchase Orders. Each Purchase Order accepted by Dynavax hereunder shall be non-cancellable except to the extent expressly set forth below:

(a) The Parties agree that if (i) the export or provision of CpG Material to Purchaser outside of the United States becomes prohibited under Applicable Law, including, U.S. export control or trade sanctions laws and regulations, and regulations issued by the U.S. Department of Homeland Security’s Federal Emergency Management Agency, (ii) such prohibition lasts for at least sixty (60) days, and (iii) Dynavax is unable to export or provide CpG Material under a license or other authorization from the relevant Government Authority within such sixty (60) day period, then (x) Purchaser shall have the right to cancel any accepted Purchase Orders for CpG Material that has not been delivered or authorized for delivery by the relevant Government Authority prior to the end of the sixty (60) day period, (y) Purchaser shall have no obligation to make payment to Dynavax for CpG Material under any such cancelled Purchase Order that has not been delivered or authorized for delivery by the relevant Government Authority prior to the end of the sixty (60) day period, and (z) Dynavax shall promptly repay to Purchaser any Advance Payment received from Purchaser for CpG Material under any such cancelled Purchase Order that has not been delivered or authorized for delivery by the relevant Government Authority prior to the end of the sixty (60) day period.

(b) The Parties agree that if the UK Government terminates the Vaccine Supply Agreement for Product, or reduces or terminates any order which has been placed, after a Purchase Order for CpG Material placed under this Agreement has become binding but before payment by Purchaser of the Final Payment for such CpG Material in accordance with Section 3.2, (i) Purchaser shall have the right to cancel such Purchase Order (or, in the case of the UK Government’s reduction of an order which has been placed, to reduce such Purchase Order to the extent of such reduction), and (ii) Purchaser shall not be required to pay the Final Payment for such CpG Material for such cancelled or reduced amounts of CpG Material. For clarity, in such event, Dynavax shall have the right to retain the Advance Payment for such CpG Material.

2.6 Supply.

(a) Documentation. Dynavax shall establish and maintain any necessary drug master files, standard operating procedures, protocols, and master Batch records for the manufacture of the CpG Material. Dynavax shall, in connection with each shipment of CpG Material to Purchaser, provide to Purchaser the relevant Certificate of Conformance, Certificate of Analysis, and any other documentation as may be required in the Quality Agreement with respect to such shipment verifying that each such shipment meets the warranties set forth in Sections 8.1 and 8.2. Without limiting Dynavax’s obligations under the Quality Agreement, Dynavax shall promptly notify Purchaser after the discovery that any lot of shipped CpG Material, which had previously been approved for release in accordance with the Quality Agreement, fails to comply with its applicable Specifications or is otherwise not in compliance with Applicable Laws, including providing Purchaser with all details concerning the nature of any such failure to meet Specifications.

CONFIDENTIAL

(b) Release. The Parties will agree to a mechanism in the Quality Agreement for the shipment of test samples of each Batch of the CpG Material provided to Purchaser for local release testing purposes.

2.7 Inspection and Acceptance.

(a) Shortages. Purchaser shall notify Dynavax in writing of any shortage in any shipment of CpG Material within [***] days after receipt. In the event of any verified shortage, Dynavax shall make up the shortage at no cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for such shortage amount following receipt thereof), within [***] Business Days if replacement CpG Material stock is available, or, if it is necessary to produce replacement CpG Material, Dynavax shall promptly start another manufacturing run and shall deliver the replacement CpG Material to Purchaser within [***] months after the notice of the shortage at no cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for such shortage amount following receipt thereof).

(b) Non-Conforming CpG Material.

(i) Purchaser shall inspect all shipments of CpG Material promptly upon receipt, and shall notify Dynavax in writing in reasonable detail if Purchaser is rejecting any CpG Material because it fails to conform to Dynavax’s warranties set forth in Sections 8.2 (a) or 8.2(b) upon delivery, with such notice provided within (A) [***] days after receipt of such shipment in the case of any nonconformity that is readily observable by visual inspection, or (B) [***] days of learning of such nonconformity where such non-conforming it not readily observable by visual inspection. All CpG Material not rejected within the applicable [***] period specified in the preceding clause (A) or clause (B), as applicable, will be deemed accepted.

(ii) If Purchaser notifies Dynavax of any nonconformity of any CpG Material in accordance with Section 2.5(b)(i), Dynavax shall have the right to inspect the CpG Material in question and Purchaser shall cooperate with Dynavax’s inspection, including providing Dynavax with samples of the CpG Material in question for testing upon request at Dynavax’s expense in accordance with the process set forth in the Quality Agreement. If Dynavax agrees with such notice of nonconformity, Dynavax shall, at Purchaser’s discretion and Dynavax’s expense, either: (A) replace such CpG Material, at no cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for such replacement CpG Material following receipt thereof), as soon as reasonably practicable after receipt of notification of such nonconformity or (B) refund any portion of the aggregate Cost per Dose paid to Dynavax for such CpG Material. If it is necessary to produce replacement CpG Material, Dynavax shall promptly start another manufacturing run and shall deliver the replacement CpG Material to Purchaser within [***] months after the notice of the nonconformity at no cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for such replacement CpG Material following receipt thereof).

(iii) If Dynavax disagrees with Purchaser that the relevant CpG Material did not conform to Dynavax’s warranties set forth in Section 8.2(a) or 8.2(b), it may require a sample of the allegedly nonconforming CpG Material to be delivered to a mutually acceptable independent testing laboratory for testing. Except in the case of manifest error, the determination

CONFIDENTIAL

of the laboratory as to whether the CpG Material is nonconforming will be final and binding on the Parties with respect to Purchaser’s obligation to accept and pay for the CpG Materials (or, as applicable, Dynavax’s obligation to provide the applicable remedy specified below). The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s determination is made. If such determination is against Purchaser, then such CpG Material shall be deemed accepted by Purchaser for purposes of this Section 2.7(b), and Dynavax shall have no obligation to provide replacement CpG Material. If such determination is against Dynavax, then Dynavax shall, at Purchaser’s election, either refund the portion of the aggregate Cost per Dose paid by Purchaser for such CpG Material or replace such CpG Material, at no cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for such replacement CpG Material following receipt thereof), as soon as reasonably practicable after replacement CpG Material becomes available. If it is necessary to produce replacement CpG Material, Dynavax shall promptly start another manufacturing run after the determination against Dynavax and shall deliver the replacement CpG Material to Purchaser within [***] months after such determination at no additional cost or expense to Purchaser (beyond the Purchaser’s obligation to make the Final Payment for the replacement CpG Material following receipt thereof).

(c) Sole Remedy. [***], the remedies set forth in this Section 2.7 will be Purchaser’s sole and exclusive remedy with respect to nonconforming CpG Material delivered to Purchaser by Dynavax hereunder. This Section 2.7 shall apply to any replacement CpG Material supplied by Dynavax.

(d) Damage after Delivery. Purchaser shall bear the risk of damage to the CpG Material after delivery to Purchaser pursuant to Section 2.4(a). If the CpG Material is damaged after delivery, and Purchaser intends to order replacement CpG Material, Purchaser shall promptly notify Dynavax of the damage and any orders for replacement CpG Material, and Dynavax shall use commercially reasonable efforts to deliver the requested replacement CpG Material. To the extent such order is accepted by Dynavax, Dynavax shall deliver the accepted quantity of such replacement CpG Material, as soon as reasonably practicable after replacement CpG Material becomes available.

2.8 Allocation in the Event of Product Shortages.

The following provisions of this Section 2.8 shall not limit Dynavax’s obligations under this Agreement and in particular its obligations under Sections 2.2, 2.3 and 2.4 and its obligations to indemnify the Purchaser set out in Section 9.1:

(a) If at any time, Dynavax determines that it will not be able to deliver the quantities of CpG Material specified in any Purchase Order placed in accordance with this Agreement on the applicable delivery date, or Dynavax is made aware of any future anticipated shortages, then Dynavax shall immediately notify Purchaser of such determination. Such notification shall include the reasons for and the expected duration of Dynavax’s anticipated inability to deliver such quantities of CpG Material and steps being taken to immediately commence providing the required quantities of CpG Material. Promptly thereafter, the Parties shall discuss in good faith the matters set forth in such notification and begin good faith negotiations with respect to an alternative delivery schedule or alternative sourcing for the CpG Material.

CONFIDENTIAL

(b) Subject to paragraph (c) below, if Dynavax is unable to supply, with respect to a Calendar Quarter, the total quantity of CpG Material ordered by Purchaser pursuant to Section 2.2 or 2.3 for delivery in such Calendar Quarter, plus the total quantity of CpG Material required by Dynavax or its Affiliates or other purchasers for their respective use in such Calendar Quarter (such event, a “Shortfall”), the following shall apply:

(i) In the event of a Shortfall, the available CpG Material in each Calendar Quarter in which a Shortfall occurs shall be allocated [***] on the basis of [***] for such Calendar Quarter.

(ii) The allocation rules set forth in this Section 2.8 (b) shall restart for each Calendar Quarter, without any carryover of a Shortfall realized by either Purchaser or Dynavax in the prior Calendar Quarter.

(c) The provisions of paragraph (b) above shall be subject to the following in respect of Purchase Orders submitted to Dynavax in accordance with Section 2.2:

(i) Dynavax shall in all circumstances take commercially reasonable endeavours to ensure continuity and timeliness of supply of Purchaser’s requirements as set forth in such Purchase Orders;

(ii) Dynavax shall notify the Purchaser immediately if it fails, or expects to fail to deliver any amount of CpG Material in full and on time to the Purchaser;

(iii) if Dynavax fails to deliver CpG Material to the Purchaser on time and in full and this results in [***], or [***], [***] the relevant order (but not of any other order) shall [***];

(iv) during any period in which any such CpG Material is awaiting delivery Dynavax shall [***], and Dynavax shall provide weekly update reports on such delay, the causes of such delay and remedial action being taken.

2.9 Supply Contacts. Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary supply contact regarding the supply of CpG Material pursuant to this Agreement (“Supply Contacts”). Each Party may replace its Supply Contact with an alternative representative at any time with prior written notice to the other Party. Supply Contacts shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of CpG Material under this Agreement. Each Party shall bear its own costs of its Supply Contact.

2.10 Use of CMOs. Dynavax will have the right to use CMOs to supply the CpG Material ordered by Purchaser, [***], provided that: (a) Dynavax shall be responsible for the compliance of any CMOs with this Agreement; (b) Dynavax remains fully and primarily responsible to Purchaser for the performance of, and acts and omissions of, such CMOs, as if committed by Dynavax; and (c) in no event shall Purchaser have any liability to any such CMO for any failure of Dynavax to perform under its agreement with such CMO, including any failure to pay any amounts due to such CMO (it being understood, however, that Purchaser may have liability to Dynavax for any failure to pay any undisputed amounts due to Dynavax hereunder that results in Dynavax’s inability to pay such CMO). [***].

CONFIDENTIAL

ARTICLE 3

FINANCIALS

3.1 Price. Subject to the remainder of this Article 3, all CpG Material supplied by Dynavax to Purchaser under this Agreement that is manufactured in 2020 and 2021 shall be at a price equal to the Cost per Dose of such CpG Material as set forth in Exhibit C. Thereafter the Cost per Dose shall be subject to adjustment, [***], and the Parties shall update Exhibit C accordingly. The Cost per Dose is exclusive of (a) any customs duties or taxes imposed with respect to the export of the product and (b) all shipping and associated costs and all taxes, duties, or other fees of whatever nature imposed with respect to CpG Material supplied hereunder by or under the authority of any Government Authority (including any import duty to the UK), all of which Purchaser agrees to pay in addition to the Cost per Dose. For clarity, Dynavax will be solely responsible for payment of taxes on Dynavax’s income. The Parties hereby agree that the Cost per Dose set forth in Exhibit C as of the Effective Date is valid only for CpG Material that is intended for use in, and is used in, the manufacture of Products for use in the Field during the Pandemic. If Purchaser desires to use any of the CpG Material supplied under this Agreement in any Product for use after the Pandemic, any such use shall be subject to [***] Valneva Austria’s SARS-COV2 Vaccine Supply Agreement with the Secretary of State for Business, Energy and Industrial Strategy, on behalf of the UK Crown (the “Vaccine Supply Agreement”), and where Purchaser has already paid the Final Payment for such shipment of CpG Material, Purchaser would be obligated to pay Dynavax [***].

3.2 Invoice and Payment. Without prejudice to the obligations to pay Reservation Fees as applicable. in respect of the CpG Material ordered in any accepted Purchase Order, Dynavax will invoice Purchaser for [***] of the aggregate Cost per Dose of such CpG Material (the “Advance Payment”) upon Dynavax’s acceptance of such Purchase Order (provided always that the amount of any Reservation Fee paid in respect of such amount of CpG Material shall be deemed a prepayment against and deducted from such amount of the aggregate Cost per Dose of such CpG Material) and for [***] of the aggregate Cost per Dose of such CpG Material (the “Final Payment”) upon delivery of such CpG Material in accordance with Section 2.4(a). Purchaser shall pay each invoice, in U.S. Dollars, within [***] days after receipt of such invoice by wire transfer of immediately available funds into an account designated by Dynavax. If Purchaser disputes any invoiced amount hereunder (or a portion thereof), Purchaser shall timely pay any undisputed portion of the invoiced amount in accordance with the preceding sentence and shall notify Dynavax in writing of the disputed amount, including the basis on which Purchaser disputes such amount, within [***] days after receipt of the invoice.

3.3 Late Payment. If any undisputed payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, such payment shall accrue interest from the date due at the annual interest rate of [***] provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Dynavax from exercising any other rights it may have as a consequence of the lateness of any payment.

CONFIDENTIAL

3.4 Tax. Purchaser shall pay any and all taxes (other than taxes based on Dynavax’s income), duties, assessments, and other charges and expenses imposed by any Government Authority on the sale, supply, transfer, export or import of CpG Material hereunder. If a withholding or deduction obligation occurs, then the sum payable by Purchaser in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that Dynavax receives a sum equal to the sum which it would have received had no such withholding or deduction occurred.

ARTICLE 4

REGULATORY; QUALITY

4.1 Quality Agreement. As soon as reasonably practicable after the Effective Date, but no later than ninety (90) days thereafter, the Parties shall negotiate in good faith and agree to the terms and conditions of a quality agreement (the “Quality Agreement”), which shall be consistent in all material respects with Dynavax’s quality agreement with its CMO, setting forth the respective responsibilities of Parties in relation to quality as required for compliance with Applicable Laws, including GMP, and including provisions (a) [***] and (b) [***]. The Quality Agreement is hereby incorporated herein by reference. To the extent that the terms of this Agreement and those of the Quality Agreement are in conflict, the terms of this Agreement shall control except with respect to quality issues, which shall be governed by the Quality Agreement. Each Party agrees to comply, and to cause its Affiliates and, in the case of Dynavax, its CMOs, to comply, with such Party’s obligations under the Quality Agreement.

4.2 GMP, Quality Assurance, and Other Audits. During normal business hours and with reasonable advance notice, Purchaser shall have the right to conduct GMP, quality assurance, and other audits of any location relating to the supply of CpG Material hereunder, including at Dynavax’s CMO, as further set forth in the Quality Agreement, and Dynavax shall and shall cause its Affiliates and any such Third Party, including Dynavax’s CMO, to cooperate with Purchaser, its Affiliates, and their representatives in any such audit or inspection as further set forth in the Quality Agreement. Purchaser shall be responsible for the reasonable and documented cost of any audit it conducts, including any reasonable and documented amounts charged by Dynavax’s CMO in connection therewith.

4.3 Regulatory Inspections. Dynavax shall cooperate and cause its Affiliates and CMO to cooperate with any inspection of the Facility by any Government Authority or Regulatory Authority, including in connection with the Regulatory Approval process for the Product. Dynavax shall promptly notify Purchaser in writing if any Regulatory Authority notifies Dynavax that it intends to or (if no notice was provided, that does) visit the Facility for the purpose of reviewing the manufacture of CpG Material. To the extent practicable under the circumstances and not prohibited by such Regulatory Authority, Dynavax shall permit a reasonable number of Purchaser’s representatives to be present on site for such visit. Dynavax shall promptly provide Purchaser with a copy of (i) any reports or other correspondence issued by such Regulatory Authority following such visit, and (ii) any material reports, comments, responses or other correspondence prepared by or on behalf of Dynavax, including its CMO, from or to (as applicable) any Regulatory Authority which relates specifically to or would reasonably be expected to affect the Products, including any comments, responses or notices received from the Regulatory Authority with respect thereto, in each of (i) and (ii), redacted as appropriate to protect any

CONFIDENTIAL

confidential information of Dynavax’s other customers. Purchaser acknowledges that it may not direct the manner in which Dynavax fulfills its obligations to permit such inspection by and to communicate with Regulatory Authorities; provided that Dynavax does so in accordance with Applicable Laws.

4.4 Pharmacovigilance Agreement. As soon as reasonably practicable after the Effective Date, and in any event, prior to the use of the Product in any human clinical trial, the Parties shall enter into a pharmacovigilance agreement setting forth the pharmacovigilance responsibilities of the Parties with respect to the CpG Material (the “Pharmacovigilance Agreement”). Each Party agrees to comply, and to cause its Affiliates and, in the case of Purchaser, Purchaser’s licensees of the Product, to comply, with such Party’s obligations under the Pharmacovigilance Agreement.

4.5 Required Licenses.

(a) For CpG Material. Dynavax shall, at all times during the Term, have and maintain all of the licences, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement in compliance with Applicable Laws, including, if necessary, a drug master file in respect of the CpG Material (the “DMF”). Upon request, Dynavax shall provide, or cause its CMO to provide, to relevant Regulatory Authorities letters of authorization or other written statements permitting such Regulatory Authorities to refer to information in the DMF in support of Purchaser’s CTAs or Regulatory Approvals for Products, without direct disclosure to Purchaser of such information. Unless required by Applicable Laws, in no event shall Dynavax or its CMO be obligated to provide the DMF or any information contained therein directly to Purchaser or its Affiliates. Upon Purchaser’s request, Dynavax will provide directly to relevant Regulatory Authorities such other data and documentation regarding the CpG Materials or the manufacture thereof as are reasonably required for Purchaser to apply for and maintain CTAs and Regulatory Approvals for use of the CpG Materials in the Products, provided that, unless required by Applicable Laws, Dynavax nor its CMO shall have any obligation to provide or disclose any such data or documentation to Purchaser. Subject to the foregoing limitations on Dynavax’s obligations, Dynavax shall also, upon Purchaser’s request, reasonably assist Purchaser and its designees in preparing and updating any submissions or other documents required by any Regulatory Authority for approval of the Products, and Purchaser shall compensate Dynavax for providing such assistance at a reasonable hourly rate to be mutually agreed by the Parties.

(b) For Products. For the avoidance of doubt, Purchaser shall be solely responsible for obtaining and maintaining all licenses, permissions, authorizations, consents, and permits necessary for the research, development, manufacture (excluding manufacture of the CpG Material), use, marketing, promotion, distribution, handling, storage, sale, or other disposition of the Vaccine and Products, and for complying with all Applicable Laws in connection with carrying out the foregoing activities.

CONFIDENTIAL

ARTICLE 5

USE OF CPG MATERIAL

5.1 License Grant. Subject to the terms of this Agreement, including Section 5.2, Dynavax hereby grants to Purchaser a worldwide, fully-paid up, royalty-free, non-exclusive, non- transferable (except in connection with a permitted assignment of this Agreement in accordance with Section 11.6), limited license, with the right to grant sublicenses, under the Dynavax Technology solely to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise commercially exploit Products in the Field; provided, however, that the foregoing license to make and have made Products is limited to the right to make or have made Products using the CpG Material supplied by Dynavax pursuant to this Agreement, and specifically excludes any license or other right to make or have made the CpG Adjuvant or CpG Material. The license granted to Purchaser in this Section 5.1 includes the right to sublicense (through multiple tiers) to Purchaser’s Affiliates and to Purchaser’s or Purchaser’s Affiliates’ licensees or distributors of Products and any other companies that work with Purchaser or Affiliate in connection with the manufacture, supply, and other commercialization of the Products and Purchaser shall be responsible for the compliance of any sublicensees with this Agreement. Purchaser shall not have any other right to grant sublicenses under the license granted to Purchaser in this Section 5.1; provided, however, that Purchaser may contract with Third Party CMOs for the manufacture, on Purchaser’s behalf, of Products using the CpG Material supplied under this Agreement, and such contracting shall not be considered a sublicense. The foregoing license shall not be construed to obligate Dynavax to disclose or transfer to Purchaser any Dynavax Technology.

5.2 [***].

5.3 No Implied License. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents or Know-How owned or controlled by the other Party.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership of CpG Adjuvant, Vaccine and Vaccine Formulation. Purchaser and Valneva Austria acknowledge that the CpG Adjuvant is proprietary to Dynavax, that Dynavax is and shall at all times remain the sole and exclusive owner of, and shall not be restricted in any way from taking any steps to protect, any and all intellectual property rights of any nature whatsoever and whenever and however arising in and to the CpG Adjuvant, and that neither Purchaser nor Valneva Austria shall not obtain any right, ownership interest, or, except as expressly set forth in Section 5.1, license in or to the CpG Material as a result of its purchase, receipt, or use of the CpG Material under this Agreement. Dynavax acknowledges that the Vaccine and Vaccine Formulation are proprietary to Purchaser or its Affiliate, that Purchaser or its Affiliate is and shall at all times remain the sole and exclusive owner of, and shall not be restricted in any way from taking any steps to protect, any and all intellectual property rights of any nature whatsoever and whenever and however arising in and to the Vaccine and Vaccine Formulation, and that Dynavax shall not obtain any right, ownership interest, or license in or to the Vaccine and Vaccine Formulation as a result of the inclusion by Purchaser or Valneva Austria of the CPG Material in the Product or otherwise.

CONFIDENTIAL

6.2 Ownership of Foreground IP related to CpG Adjuvant, Vaccine, Vaccine Formulation. Dynavax shall own any invention, discovery and know how, as well as any patent or other intellectual property rights thereunder that solely relate to, is an improvement or modification of, or is a new method of use of solely the CpG Adjuvant arising under the Collaboration Agreements (“Dynavax Foreground IP”). Purchaser shall own any invention, discovery and know how, as well as any patent or other intellectual property rights thereunder that solely relate to, is an improvement or modification of, or is a new method of use of solely Vaccine or Vaccine Formulation arising under the Collaboration Agreements (“Valneva Foreground IP”).

6.3 Ownership of Foreground Patents related to Product. Dynavax and Valneva Austria shall jointly own all Patents arising under the Collaboration Agreements, solely where such Patents relate [***] (“Joint Patents”). All other intellectual property arising under the Collaboration Agreements other than the Dynavax Foreground IP, the Valneva Foreground IP, and Joint Patents, shall [***].

6.4 License to Dynavax. Valneva Austria hereby grants Dynavax (a) [***] license under the Joint Patents to make, use, develop, sell, and commercialize, any vaccine other than the Product or a Biosimilar Version of the Product, and (b) [***] license under the Joint Patents to make, use, develop, sell, and otherwise commercialize the CpG Adjuvant [***].

6.5 License to Purchaser. In addition to the licenses granted under Section 5.1, Dynavax hereby grants Purchaser (a) [***] license under the Joint Patents to make, use, develop, sell, and otherwise commercialize, any vaccine, and (b) [***] license under the Joint Patents to make, use, develop, sell, and otherwise commercialize the Product or Biosimilar Versions thereof.

6.6 Prosecution, Maintenance of Joint Patents: Dynavax, Valneva Austria and Purchaser agree that the inventorship shall be determined in accordance with U.S. patents laws. Valneva Austria shall have the sole right to file, prosecute and maintain any patent rights with regard to Joint Patents, at Valneva Austria’s sole cost. At Valneva Austria’s request and cost, Dynavax shall cooperate and assist Purchaser in the preparation, prosecution and maintenance of such Joint Patents. Valneva Austria shall keep Dynavax informed on the status of the preparation, filing, prosecution and maintenance of all Joint Patents. Further, Valneva Austria will (i) allow Dynavax a reasonable opportunity and reasonable time to review and provide comment to Valneva Austria’s counsel regarding relevant substantive communications to Valneva Austria’s drafts of any responses or other proposed substantive filings by Valneva Austria before any applicable filings are submitted to any relevant patent office (or governmental authority) in a major market and (ii) reflect any reasonable and timely comments offered by Dynavax in any final filings submitted by Valneva Austria to any relevant patent office (or governmental authority) in a major markets unless Valneva Austria believes doing so may delay filing issuance, maintenance or otherwise compromise or adversely affect patent coverage for the Product.

6.7 Enforcement and Defense of Joint Patents: Valneva Austria and its Affiliates and sublicensees shall have the exclusive right to enforce and defend those Joint Patents against Third Parties which infringe the subject matter of any of the Joint Patents solely related to the Product or a Biosimilar Version of the Product (but not any other vaccine). Dynavax shall have the exclusive right to enforce and defend those Joint Patents against Third Parties which infringe the subject matter of any Joint Patents solely related to the CpG Adjuvant [***]. For the avoidance of doubt,

CONFIDENTIAL

neither Party shall concede the invalidity of the Joint Patents in any settlement discussions with Third Parties. Valneva Austria and Dynavax shall cooperate, at the cost of the requestor, in any enforcement or defense actions of the Joint Patents, including being joined as a party, if required under the relevant Applicable Law. In the event that a Party wishes to enforce and/or defend against any Third Party any Joint Patents that do not (i) solely relate to the Product or a Biosimilar Version of the Product, or (ii) solely relate to the CpG Adjuvant [***], the Parties shall in good faith discuss and agree the basis upon which such enforcement may proceed.

6.8 Collaboration Agreements. This Article 6 supersedes the entirety of Sections 6.2 and 6.4 in that certain Clinical Collaboration Agreement dated July 31, 2020 between Dynavax and Valneva Austria, and the entirety of Section 3 of that certain Collaboration Agreement dated April 15, 2020, between Dynavax and Valneva Austria, as amended by Amendment No. 1 dated July 29, 2020.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. At all times during the Term and for a period of [***] years thereafter, each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors, and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 shall not include any information that:

(a) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge, or the like through no wrongful act, fault, or negligence on the part of the Receiving Party;

(b) was in the Receiving Party’s possession (or that of any of its Affiliates) prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information, as evidenced by the Receiving Party’s records or other competent proof;

(c) is subsequently received by the Receiving Party (or that of any of its Affiliates) from a Third Party without restriction and without the Receiving Party’s knowledge of breach of any agreement between such Third Party and the Disclosing Party;

(d) is made available to Third Parties by the Disclosing Party without restriction on disclosure to the Receiving Party’s knowledge; or

(e) has been independently developed by the Receiving Party (or that of any of its Affiliates) without use of, or access to, the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s records or other competent proof.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential

CONFIDENTIAL

Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.2 Permitted Disclosures. The Receiving Party may disclose the existence or terms of this Agreement or Confidential Information of the Disclosing Party as expressly permitted by this Agreement or to the extent such disclosure is reasonably necessary in the following instances:

(a) obtaining and maintaining CTAs and Regulatory Approvals of CpG Adjuvant (in the case of Dynavax as the Receiving Party) and Products (in the case of Purchaser as the Receiving Party);

(b) complying with valid court orders or Applicable Laws, or the rules of any securities exchange on which a Party’s securities are listed or the requirements of any Regulatory Authority or Government Authority;

(c) in the case of the Purchaser, in responding to requests for information from the UK Government requiring such disclosure;

(d) disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with development or manufacture of the CpG Material (in the case of Dynavax) or the development, manufacture, or commercialization of any Product (in the case of Purchaser), in each case in accordance with the terms of this Agreement and under written obligations of confidentiality and non-use at least substantially similar to those herein; and

(e) disclosure to actual and bona fide potential investors, acquirors, and other financial partners for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that the disclosing Party limits such disclosure to the maximum extent possible and redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment or acquisition.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.2(b) or Section 7.2(c), it will, except where impermissible, give reasonable advance notice to the other Party of such required disclosure and comply with all reasonable requests of the Disclosing Party with respect to maintaining confidence of such Confidential Information and in any event shall use at least the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts.

7.3 Use of Name. Except as expressly provided herein, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or

CONFIDENTIAL

adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld or delayed. The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by Applicable Law.

7.4 Return of Confidential Information. Upon the earlier of expiration or termination of this Agreement for any reason, each Party shall promptly return to the other Party, or delete or destroy, in each such Party’s discretion, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes, which copy shall remain subject to the non-use and non-disclosure provisions contained herein.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations, Warranties, and Covenants.

(a) Authorizations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, and (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

(b) Debarment. Dynavax represents, warrants, and covenants to Purchaser that none of it, its Affiliates, or, to its knowledge based on representations, warranties and covenants made by its CMOs, its CMOs, is debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, or comparable laws in any country or jurisdiction other than the U.S., (nor is aware of any pending or potential actions that would give rise to such ineligibility) and it and its Affiliates does not, and will not during the Term, employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to the CpG Material or any Product. In the event that Dynavax becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Dynavax, including Dynavax itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, Dynavax shall immediately notify Purchaser in writing and shall cease employing, contracting with, or retaining any such Person to perform any such services.

(c) CMOs. Dynavax represents and warrants to Purchaser that (i) each Facility at which CpG Material is manufactured, tested, stored, packaged, labeled or supplied, is operated

CONFIDENTIAL

in compliance with Applicable Laws, including GMP and is registered with the applicable Regulatory Authority; and (ii) its agreements with its CMOs, including any quality or pharmacovigilance agreements, contain terms that are customary in biopharmaceutical industry and required to ensure that the CpG Material is manufactured, tested, stored, packaged, labeled, and supplied in compliance with Applicable Laws, including GMP.

8.2 Product Warranties. Dynavax represents and warrants to Purchaser that:

(a) all CpG Material supplied to Purchaser pursuant to this Agreement will be manufactured in compliance with Applicable Laws relevant to the manufacture of the CpG Material at the Facility, including GMP;

(b) all CpG Material supplied to Purchaser pursuant to this Agreement, at the time of delivery of such CpG Material to Purchaser pursuant to Section 2.4(a), will comply with the Specifications; and

(c) all CpG Material supplied to Purchaser pursuant to this Agreement will, at the time of delivery of such CpG Material to Purchaser pursuant to Section 2.4(a), be free and clear of any liens, security interests, or other encumbrances.

8.3 Mutual Covenants. Each Party hereby covenants to the other Party that, in connection with the performance of its activities under this Agreement:

(a) neither such Party nor any of its Affiliates will, (or any of their respective employees and consultants (including CMOs) directly or indirectly through Affiliates or Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates (or any of their respective employees and consultants (including CMOs) directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a public official or entity or any other Person;

(b) neither such Party nor any of its Affiliates (or any of their respective employees and consultants or CMOs), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws or Export Control Laws;

(c) such Party shall immediately notify the other Party if such Party has any information that there is or is likely to be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(d) each Party shall undertake due diligence activities appropriate to its activities under this Agreement in accordance with applicable Anti-Corruption Laws and related guidance, including guidance issued by the U.S. Department of Justice Criminal Division (entitled “Evaluation of Corporate Compliance Programs”) concerning the FCPA, and issued by the U.K.

CONFIDENTIAL

Ministry of Justice concerning the UK Bribery Act 2010, such activities to include the conduct of appropriate due diligence in relation to Third Party contractors, and shall to the extent permitted by Applicable Law, reasonably collaborate with the other Party to ensure such compliance.

8.4 Disclaimers. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Dynavax. Dynavax shall defend, indemnify, and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, and agents (each, a “Purchaser Indemnitee”) from and against any and all losses, damages, liabilities, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by the Purchaser Indemnitees as a result of any claim, demand, action, or other proceeding by a Third Party (collectively, “Claims”) to the extent caused by: (a) the breach by any Dynavax Indemnitee (including of its CMOs) of any warranty, representation, covenant, or agreement made by Dynavax in this Agreement; or (b) the negligence, gross negligence or willful misconduct of any Dynavax Indemnitee or its CMOs; or (c) the CpG Material provided under this Agreement, including claims that the manufacture, use, supply, import or export of the CpG Materials infringes or misappropriates a Third Party’s intellectual property rights; except, in each case ((a) through (c)), to the extent such Losses or Claims result from an event for which Purchaser has an obligation to indemnify Dynavax under Section 9.2.

9.2 Indemnification by Purchaser. Purchaser shall defend, indemnify, and hold harmless Dynavax and its Affiliates and their respective directors, officers, employees, and agents (each, a “Dynavax Indemnitee”) from and against any and all Losses incurred by the Dynavax Indemnitees as a result of any Claim to the extent caused by: (a) the breach by any Purchaser Indemnitee of any warranty, representation, covenant, or agreement made by Purchaser in this Agreement, (b) the negligence, gross negligence or willful misconduct of any Purchaser Indemnitee, or (c) the disposition by or on behalf of Purchaser of any Product manufactured with CpG Materials under this Agreement, including claims that the manufacture, use, supply, import or export of Product (excluding the CpG Materials), infringes or misappropriates a Third Party’s intellectual property rights; except, in each case ((a)-(c)), to the extent such Losses or Claims result from an event for which Dynavax has an obligation to indemnify Purchaser under Section 9.1.

9.3 Indemnification Procedures. A Party that intends to claim indemnification under this Article 9 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of the Claim in respect of which the Indemnitee intends to claim such indemnification, and subject to the remainder of this Section 9.3, the Indemnitor shall have sole control of the defense or settlement thereof at its own expense. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim

CONFIDENTIAL

shall only relieve the Indemnitor of its indemnification obligations under this Article 9 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee may participate in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice (but in that case at the Indemnitee’s cost and expense). The Indemnitee shall not settle any Claim for which it seeks indemnification hereunder without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnitor shall not settle any Claim which imposes any liability or obligation on the Indemnitee (unless the settlement involves only the payment of money), involves any admission of wrongdoing on the part of the Indemnitee, or does not include a release of all claims against the Indemnitee, without the prior written consent of the Indemnitee, which consent shall not to be unreasonably withheld, conditioned, or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification at the Indemnitor’s expense.

9.4 Insurance. Each Party shall maintain commercial general liability insurance and product liability and other appropriate insurance, at its own expense, in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***] years after the Term. Each Party shall provide evidence of such coverage to the other Party upon request, including a certificate of insurance (if applicable). It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

9.5 Limitation of Liability.

(a) EXCEPT AS PROVIDED UNDER SECTION 9.5(b), (I) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, THE CPG MATERIALS, OR THE PRODUCT, INCLUDING ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND (II) EACH PARTY’S MAXIMUM LIABILITY FOR DAMAGES RELATED TO THIS AGREEMENT, THE CPG MATERIALS OR PRODUCT, REGARDLESS OF THE CAUSE OF ACTION, WILL NOT EXCEED [***].

(b) NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT IS INTENDED TO OR SHALL LIMIT OR RESTRICT AND THE LIMITATIONS UNDER SECTION 9.5(a) SHALL NOT APPLY WITH RESPECT TO (I) ANY LOSSES OR CLAIMS SUBJECT TO EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTIONS 9.1 OR 9.2, (II) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7, OR (III) A PARTY’S RIGHT TO RECOVER DAMAGES FOR FRAUD BY THE OTHER PARTY.

CONFIDENTIAL

ARTICLE 10

TERM AND TERMINATION

10.1 Term.

(a) The provisions of this Section 10.1 and of Section 11.2 shall be legally binding immediately as this Agreement has been signed by both Parties. All other provisions of this Agreement shall be effective and legally binding upon the Parties upon the later of:

(i) the execution of the Vaccine Supply Agreement by both the Valneva Austria and the UK Crown (prompt notice of which will be provided by Purchaser to Dynavax); and

(ii) one minute after the end of trading on NASDAQ on Friday 11 September 2020 (the “Effective Date”). If the Vaccine Supply Agreement is not executed by the Valneva Austria and the UK Crown by 11.59 pm UK time on Sunday 13 September 2020, this Agreement will be null and void ab initio and will have no effect whatsoever.

(b) This Agreement will commence on the Effective Date and will continue through December 31, 2025 or until earlier terminated by the Parties pursuant to Section 10.2 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew each year thereafter for a period of one (1) year (each, a “Renewal Term” and all Renewal Terms together with the Initial Term, the “Term”), unless either Party notifies the other Party in writing twelve (12) months prior to the renewal date that the notifying Party does not wish to renew the Agreement.

10.2 Termination.

(a) Material Breach. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within [***] days after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure.

10.3 Termination for Insolvency. In the event that a Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.4 Purchaser Suspension Rights. Purchaser shall have the right to suspend delivery by Dynavax of any quantities of CpG Material, without liability, in the event of any of the following occurring, with respect to the clinical trials undertaken with respect to the Product and, where applicable, with respect to the commercialization of the Product:

(a) based on the decision of a Regulatory Authority or independent trial safety monitoring board those trials are cancelled or suspended for more than one hundred eighty (180) days for reasons directly attributable to the CpG Material;

CONFIDENTIAL

(b) as a result of those trials the CpG Material, or its use in connection with the Vaccine, is deemed unsafe by a Regulatory Authority; or

(c) following the decision of a Regulatory Authority or independent trial safety monitoring board, the commercialization of the Product is suspended or a recall of the Product is demanded.

10.5 Effects of Termination; Survival. Termination or expiration of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Upon termination of this Agreement (a) for any reason, Purchaser shall pay all undisputed outstanding invoices; and (b) by Purchaser pursuant to Section 10.2(a), Purchaser shall have the right to request that Dynavax manufacture and deliver to Purchaser, in which case Dynavax shall manufacture and deliver to Purchaser, the CpG Material under all outstanding accepted Purchase Orders on the relevant scheduled delivery dates and Purchaser shall pay Dynavax the Final Payment for such Purchase Orders not later than [***] days after Purchaser’s acceptance date therefor. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Article 1 (Definitions), Section 5.2 (Restrictions on Use of CpG Material), Article 6 (Intellectual Property), Article 7 (Confidentiality), Article 9 (Indemnification), Section 10.5 (Effects of Termination; Survival), and Article 11 (General Provisions).

ARTICLE 11

GENERAL PROVISIONS

11.1 Force Majeure. Neither Party shall be liable to the other for any failure to fulfil its obligations under the Agreement to the extent that such failure is caused by force majeure event. As used in this Section 11.1, a “force majeure event” means any events which a Party could not reasonably have foreseen, prevented, mitigated risks from, or controlled by reason of the unavoidable, unforeseeable, or uncontrollable nature of such events, including (in each case provided they, or events resulting from them, have the preceding characteristics) fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, riots, insurrections, civil or foreign wars, or strikes, as well as any other circumstances beyond the reasonable control of the affected Party. The Party affected by the occurrence of a force majeure event shall (a) promptly inform the other Party thereof and (b) use reasonable efforts to mitigate the consequences of such force majeure event and to remedy the situation and recommence performance as soon as reasonably practicable. Any timelines affected by a force majeure event shall be extended for a period equal to that of the delay. The affected Party shall provide notice of the start and stop of any force majeure event to the other Party.

CONFIDENTIAL

11.2 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

11.3 Dispute Resolution.

(a) General. Any dispute between the Parties arising out of, in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved pursuant to this Section 11.3.

(b) Senior Officers. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers in writing and signed by authorized representatives of the Parties shall be conclusive and binding on the Parties.

(c) Exclusive Jurisdiction and Venue. If the Senior Officers are not able to agree on the resolution of a Dispute within thirty (30) days (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them, then, if a Party wishes to pursue further resolution of such Dispute, subject to Section 11.3(d) below, such Dispute shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “Court”). Each Party hereby irrevocably consents to the personal jurisdiction of the Court for any action, suit or proceeding (other than appeals therefrom) arising out of, in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in such Court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight or express courier service to its address set forth in Section 11.5 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such Court.

Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight or express courier service to its address set forth in Section 11.5 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any Court.

(d) Interim Relief. Notwithstanding anything herein to the contrary, including Section 11.3(b), nothing in this Section 11.3 shall preclude either Party from (i) seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of a proceeding as set forth in Section 11.3(c), and (ii) the Parties may submit any dispute, controversy, or claim relating to the scope, validity, enforceability or infringement of any intellectual property before any relevant administrative body, in the country in which such intellectual property was granted or arose without first having complied with the procedures set forth in Section 11.3(c). This Section 11.3(d) shall be specifically enforceable.

CONFIDENTIAL

11.4 Entire Agreement; Amendment. This Agreement, including the Exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein (including the Confidentiality Agreement between the Parties dated 6 April 2020; provided that all “Confidential Information” disclosed or received under such Confidentiality Agreement shall be deemed “Confidential Information” under this Agreement and subject to the terms and conditions of this Agreement); provided however, that except as set forth in Section 6.8, the Collaboration Agreements shall continue in full force and effect in accordance with their respective terms. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the authorized representatives of the Parties to this Agreement. No modification to this Agreement will be effected by the acknowledgment or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

11.5 Notices. Except for any Purchase Orders or any acknowledgement of any Purchase Orders, which will be transmitted electronically, any notice required or permitted to be given under this Agreement must be in writing in English and delivered either in person, by air mail (postage prepaid) requiring return receipt, or by overnight courier to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 11.5. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) if delivered in person, the date of actual receipt, (b) if air mailed, on the date of receipt as evidenced by the date on the return receipt, and (c) if delivered by overnight or express courier, the date of receipt as evidenced by the date on the courier’s receipt. Any such notice shall be deemed to have been given on the Business Day delivered, or if delivered or sent on a non-Business Day, then on the next Business Day. Each Party may also provide a courtesy copy of any such notice by e-mail (which copy shall not constitute notice).

If to Purchaser, notices must be addressed to:

Valneva Scotland Limited

Oakbank Park Rd

Livingston EH53 0TG

United Kingdom

Attention: Finance Director

with a copy, which shall not constitute notice, to:

Valneva SE

6 rue Alain Bombard 44800

Saint Herblain

France

Attn: General Counsel

e-mail: [***]

CONFIDENTIAL

If to Valneva Austria, notices must be addressed to:

Valneva Austria GmbH

Campus Vienna Biocenter 3

1030 Vienna

Austria

Attention: The COVID Programme Director

with a copy, which shall not constitute notice, to:

Valneva SE

6 rue Alain Bombard 44800

Saint Herblain

France

Attn: General Counsel

e-mail: [***]

If to Dynavax, notices must be addressed to:

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

USA

Attn: President and Chief Operating Officer

with a copy, which shall not constitute notice, to:

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

USA

Attn: General Counsel

11.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or conditioned); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(b) to an Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder; or

(c) in the case of Purchaser, to the UK Crown or any entity of, or on behalf of, the UK Crown.

CONFIDENTIAL

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.6. Any assignment not in accordance with this Section 11.6 shall be null and void.

11.7 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

11.8 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.9 Severability. In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and in such case the Parties shall promptly negotiate in good faith to amend such illegal, invalid, or unenforceable term with a valid, legal, and enforceable term that most closely effectuates the original intent of the Parties.

11.10 No Waiver. The failure on the part of a Party to enforce, or any delay in enforcing, any right, power, or remedy that such Party may have under this Agreement shall not constitute a waiver of any such right, power, or remedy, or release the other Party from any obligations under this Agreement, except by a written document signed by the Party against whom such waiver or release is sought to be enforced. Such written document shall specify the particular matter waived and, if applicable, the relevant period of time.

11.11 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

11.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context

CONFIDENTIAL

dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereto. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement, shall be in the English language.

11.13 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically, including by DocuSign, or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have caused this SUPPLY AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

DYNAVAX TECHNOLOGIES CORPORATION		VALNEVA SCOTLAND LTD.

By:	/s/ David Novack	By:	/s/ David Lawrence
Name:	David Novack	Name:	David Lawrence
Title:	President and COO	Title:	Director

Date:	11 September 2020	Date:	11 September 2020

		By:	/s/ Thomas Lingelbach
		Name:	Thomas Lingelbach
		Title:	Director

		Date:	11 September 2020

VALNEVA AUSTRIA GMBH

		By:	/s/ David Lawrence
		Name:	David Lawrence
		Title:	Managing Director

		Date:	11 September 2020

		By:	/s/ Frédéric Jacotot
		Name:	Frédéric Jacotot
		Title:	Managing Director

		Date:	11 September 2020

CONFIDENTIAL

Exhibit A

CpG Adjuvant and CpG Material

Dynavax’s proprietary toll-like receptor 9 (TLR9) agonist adjuvant referred to as CpG 1018

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

1

CONFIDENTIAL

Exhibit B

Initial Forecast in Doses

Delivery schedule in million Doses based on the Dose Assumption (i.e., [***] mg per Dose) Delivery lead time = [***] months ([***] months for first [***] million Doses)

	Q4 2020		Q1 2021		Q2 2021		Q3 2021		Q4 2021	Q1 2022	Q2 2022	Q3 2022

UK Order	[***	]	[***	]

UK Delivery			[***	]	[***	]	[***	]

CONFIDENTIAL

Exhibit C

Cost per Dose

[***]

[***]

[***]